Exhibit 99.1

For Immediate Release	Contact:	Jonathan Sears Woodall
May 22, 2007		919-687-7835
919-687-7821 Fax
jon.woodall@mfbonline.com

M&F BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS

DURHAM, NC — (MAY 22, 2007) M&F BANCORP, INC. (the Company), a bank holding company whose wholly-owned subsidiary is Mechanics and Farmers Bank (M&F Bank), reported net income in the first quarter of 2007 of $0.413 million or $0.24 per diluted share, versus net income of $0.669 million, or $0.39 per diluted share, in the first quarter of 2006. Factors contributing to the reported results for the first quarter of 2007, as compared to the same period in 2006, were fourfold: lower net interest income after the quality indicator due to a change in the mix of net interest-earning assets coupled with the effects of deposits repricing at higher average rates as well as the significant credit provision for loan losses recorded in the first quarter of 2006, the effects of a separate agreement with the former President and Chief Executive Officer of the Company and M&F Bank (the “Separation Agreement”), the net realized gains on the sale of investment securities and one loan and costs associated with the upcoming core information and ancillary systems conversion.

Net interest income decreased by $0.314 million or 12.3%, to $2.238 million on a year over year basis versus 2006. The decrease is primarily due to the mix of interest–earning assets and the impact of deposits repricing at higher rates during 2007. On a year over year basis, noninterest income increased by $0.283 million in 2007, as compared to 2006, due to net realized gains from the disposal of a loan and of investment securities of $0.097 million and $0.244 million, respectively. Similarly, noninterest expense for 2007 of $2.584 million increased by 5.43% over 2006 of $2.451 million, primarily due to the Separation Agreement amounting to $0.171 million and $0.074 million associated with consulting fees and other non-recurring charges associated with the upcoming core information and ancillary systems conversion, offset by the lower personnel costs (excluding the effects of the Separation Agreement) of $0.204 million from 2006 to 2007. The Company reported income tax expense in the first quarter of 2007 of $0.115 million versus income tax expense of $0.260 million for the three month period ended March 31, 2006. Benefiting the first quarter of 2007 was an effective tax rate of 21.8%, directly related to the Company’s strategy of focusing on a total taxable equivalent yield, seeking to invest in certain U.S. agency and state and local government municipal debt securities, which are exempt from state and/or federal income taxes.

Total assets surged by $22.466 million to $261.569 million as of March 31, 2007 from $239.103 million as of March 31, 2006, with deposits increasing 10.5% to $217.357 million as of March 31, 2007 from $196.634 million as of March 31, 2006. This increase was primarily the result of management’s decision to grow the balance sheet, including a $15.000 million strategic deposit from a money center bank during the fourth quarter of 2006. Net loans decreased to $148.009 million as of March 31, 2007 from $163.248 million as of March 31, 2006. This decrease was primarily the result of a lower volume of loan originations, coupled with significantly higher than expected loan pay-offs and the negotiated sale of one loan during the quarter ended March

31, 2007. As of the end of the first quarter of 2007, shareholders’ equity increased to $21.943 million, or $12.98 per diluted share, which represented an equity-to-assets ratio of 8.39%.

Nonperforming assets, including non-accrual loans, accruing loans more than 90 days past due and foreclosed assets, were $1.492 million as of March 31, 2007, or 0.57% of assets, versus $2.737 million or 1.14% of assets as of March 31, 2006. The allowance for loan losses was $2.519 million as of March 31, 2007 versus $2.679 million as of March 31, 2006.

Commenting on the first quarter results, Kim D. Saunders, President and Chief Executive Officer said, “We recognized that the first quarter, and most likely the first half, of 2007 would be challenging as the company underwent a leadership transition and completed a major conversion to a new customer information and core processing system. The latter is a major investment in positioning us for the future, and will provide us with the opportunity to enhance our products, services and virtual footprint. We’ve made improvements in our asset quality, which also will provide significant benefits with respect to profitability as we move forward. The business development team and I are working diligently to increase our loan volume without compromising asset quality. Additionally, we intend to develop a broad strategic plan as well as a detailed management and operating plan that will map out our growth and business goals over a multi-year horizon. In summary, I’d have to say that the first quarter was what we expected.”

M&F Bancorp, Inc., a one-bank holding company with assets of approximately $262 million as of March 31, 2007, is the parent company of M&F Bank. The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP” or “MFBP.OB”. For additional information, contact M&F Bancorp, Inc. Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at 919.687.7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information, including details of some of the factors that could affect the accuracy of forward-looking statements, is detailed in M&F Bancorp, Inc.’s filings with the Securities and Exchange Commission, which are available at www.sec.gov or www.mfbonline.com.

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